EXHIBIT 23(b)
CONSENT OF DELOITTE & TOUCHE LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-20859, 333-86232, 333-06371, 333-19833, 333-90652, 333-130994 on Form S-8 of our report dated March 28, 2005 (March 16, 2006 as to the 2004 effects of the discontinued operations described in Note 2) relating to the financial statements and financial statement schedule of Cavalier Homes, Inc. and subsidiaries for the year ended December 31, 2004, appearing in the Annual Report on Form 10-K of Cavalier Homes, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
March 8, 2007